     As filed with the Securities and Exchange Commission on January 3, 1997
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                             REGISTRATION STATEMENT
                                  ON FORM S-3
                                     Under
                           THE SECURITIES ACT OF 1933


                          LIFE MEDICAL SCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   Delaware
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                               _________________

                                  14-1745197
                               (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)
                               _________________

                              379 Thornall Street
                               Edison, NJ 08837
                                (908) 494-0444
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S EXECUTIVE OFFICES)
                               _________________

                               Robert P. Hickey
                     Chief Executive Officer and President
                          Life Medical Sciences, Inc.
                              379 Thornall Street
                               Edison, NJ 08837
                                (908) 494-0444

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               _________________

                                With a copy to:

                           Irwin M. Rosenthal, Esq.
                     Rubin Baum Levin Constant & Friedman
                             30 Rockefeller Plaza
                              New York, NY 10112
                                (212) 698-7700
                               _________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier registration statement for the same offering.

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

  Pursuant to Rule 416, there are also being registered such additional shares as may become issuable pursuant to anti-dilution provisions of certain options and warrants set forth herein.

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED           PROPOSED
                                                                         MAXIMUM            MAXIMUM
                                                      AMOUNT TO BE   OFFERING PRICE        AGGREGATE        AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED      PER UNIT(1)     OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share..............    1,612,786        $   6.53        $10,531,493          $ 3,191.37
==========================================================================================================================

______________
(1) The price of $6.53 per share, which was the average of the high and low sales price of the Common Stock on the Nasdaq National Market on December 30, 1996, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED JANUARY 3, 1997

                          LIFE MEDICAL SCIENCES, INC.

                        1,612,786 SHARES OF COMMON STOCK

  This Prospectus relates to 1,612,786 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock") of Life Medical Sciences, Inc. (the "Company") which may be offered for sale from time to time (the "Offering") by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders and Plan of Distribution."

  The Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and any commission received by them and any profit on the resale of the Shares and/or as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Sales of the Shares by the Selling Stockholders, or even the potential of such sales, could have an adverse effect on the market price of the Common Stock. There can be no assurance that Selling Stockholders will be able to sell some or all of the Shares listed for sale herein.

  The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders or by transferees, commencing on the date of this Prospectus. The Company will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

  The Common Stock is listed on The Nasdaq National Market ("Nasdaq"), under the symbol "CHAI".

       AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS __________, 1997

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at the locations referred to above and copies of such information can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information of issuers that file electronically with the Commission. The Common Stock is listed on Nasdaq. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.

   This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act (together with all amendments, schedules and exhibits thereto, the "Registration Statement"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

   The Company intends to furnish its security holders with annual reports containing audited financial statements and such interim unaudited reports as it deems appropriate.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The following documents filed with the Commission by the Company (File No. 0-20580) are hereby incorporated by reference into this Prospectus:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

   (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

   (3) The Company's current report on Form 8-K dated June 20, 1996.

   All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such document.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including the notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the two immediately preceding sentences.

   The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request from such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Donald W. Fallon, Life Medical Sciences, Inc., 379 Thornall Street, Edison, New Jersey 08837, telephone number (908) 494-0444.

                               PROSPECTUS SUMMARY

 THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF ANY OTHER OUTSTANDING WARRANTS OR OPTIONS. CERTAIN STATEMENTS IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: DELAYS IN PRODUCT DEVELOPMENT; PROBLEMS OR DELAYS WITH CLINICAL TRIALS; FAILURE TO RECEIVE OR DELAYS IN RECEIVING REGULATORY APPROVAL; LACK OF ENFORCEABILITY OF PATENTS AND PROPRIETARY RIGHTS; LACK OF REIMBURSEMENT; GENERAL ECONOMIC AND BUSINESS CONDITIONS; INDUSTRY CAPACITY; INDUSTRY TRENDS; DEMOGRAPHIC CHANGES; COMPETITION; MATERIAL COSTS AND AVAILABILITY; THE LOSS OF ANY SIGNIFICANT CUSTOMERS; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; QUALITY OF MANAGEMENT; AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; BUSINESS ABILITIES AND JUDGMENT OF PERSONNEL; AVAILABILITY OF QUALIFIED PERSONNEL; CHANGES IN, OR THE FAILURE COMPLY WITH, GOVERNMENT REGULATIONS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS.

                                  THE COMPANY

 The Company is a biotechnology company engaged in the development and commercialization of innovative and cost-effective medical products for therapeutic applications. The Company's proposed products are derived from its two proprietary platform technologies: (i) its in-situ (occurring on or at a body site) tissue culturing technology, and (ii) its polymer technology. The Company's strategy is to apply its platform technologies to the development of multiple products that address unmet therapeutic needs or offer improved, cost-effective alternatives to current methods of treatment. Products currently under development focus on wound healing, stimulating hair regrowth, improving the success rate of autologous fat transplantation and preventing or reducing post-operative surgical adhesions. The Company's proposed products are in various stages of clinical trials and preclinical studies.

 The Company's in-situ tissue culturing technology utilizes proprietary, defined, serum-free combinations of nutrients and hormones which, when applied to the body, promote cell growth by: (i) directly supplying essential components required for cell growth, (ii) stimulating new blood vessel formation (angiogenesis) and (iii) increasing the flow of blood through existing vessels (vasodilation). The Company believes that this technology has therapeutic potential across a broad range of applications in the area of tissue repair and preservation including acute and chronic wound healing, stimulating hair regrowth, reducing hair loss, improving the success rate of autologous fat transplantation for cosmetic and reconstructive surgeries, treating urinary stress incontinence, and enhancing the outcome of tissue grafting and certain surgical procedures.

 The Company's polymer technology is based on a proprietary group of polymers. The Company believes that these polymers display desirable properties which enable them to be tailored to a wide variety of applications. These properties include bioresorbability, flexibility, strength and enhanced biocompatibility. Potential applications for products derived from these polymers are in the medical area, such as the prevention of post-operative surgical adhesions, as well as in consumer health and hygiene and industrial areas.

 The Company's current development efforts are focused on the following proposed products:

 . Cariel--an in-situ tissue culturing based product for the treatment of chronic wounds such as venous stasis, diabetic and decubitus (pressure sore) ulcers and other wounds such as burns. Cariel is applied directly to the wound site in a gel form. Clinical testing of Cariel for wound healing has been ongoing since 1992. In one uncontrolled clinical study, wound closure was accomplished without the use of compression, the current conventional therapy which requires professional medical care and is burdensome to the patient. Based on published industry sources, the

   Company believes that products on the market for the treatment of chronic wounds generate approximately $3 billion in annual sales in the United States alone.

 . Piliel--an in-situ tissue culturing based product to stimulate hair regrowth and reduce hair loss. The user applies Piliel directly to the scalp in a viscous liquid form. A pilot clinical study of Piliel was completed in Israel in 1995. In this uncontrolled study, investigators observed that Piliel stimulated hair regrowth. According to industry sources, approximately 33 million males and 19 million females in the United States experience some form of hair loss.

 . Lipoel--an in-situ tissue culturing based product to improve the success of autologous fat transplantations. Autologous fat transplantations involve the transplantation of fat tissue from a donor site to a recipient site in the same individual. Autologous fat transplantations may be used in cosmetic and reconstructive surgeries as well as for the treatment of urinary stress incontinence. In 1995, the Company initiated a pilot clinical study of Lipoel in Israel for reconstructive surgery. Based on observations by clinical investigators to date, the Company believes that Lipoel-enhanced fat transplants may provide better cosmetic results, safety advantages and longer-term benefits than non-Lipoel-enhanced fat transplants and other current alternative treatments. The Company believes that there are several significant potential markets for Lipoel.

 . Repel--a proprietary resorbable adhesion barrier film based on the Company's polymer technology. Repel is intended to be used routinely during surgeries to prevent or reduce the formation of post-operative surgical adhesions. The Company conducted several preclinical studies of Repel in the United States in 1995 and 1996. These studies have shown that Repel eliminates or significantly reduces adhesions following surgery in an animal model.

 . Scar Care--an externally worn silicone-based product to be applied to intact skin for diminishing unsightly scars and associated discomfort. Clinical trials for this product have been ongoing since 1995. Based on observations by clinical investigators to date, the Company believes that Scar Care may diminish the size and discoloration of scars as well as alleviate associated itching and discomfort.

 The Company's product development strategy is to maintain a relatively small core of scientists and researchers within the Company. The Company currently conducts substantially all of its research and product development through arrangements with specialized academic and industrial organizations which broaden the development capabilities of the Company. The Company's commercialization strategy is to seek joint venture, licensing or collaborative arrangements for the manufacturing, marketing and sale of its products.

 The Company previously developed and marketed the Sure-Closure System(TM), a disposable wound closure device. As a result of a strategic decision to focus on the development and commercialization of its proposed products utilizing its platform technologies, the Company, in July 1994, sold the Sure-Closure System to MedChem Products, Inc. In 1996, the Sure-Closure System was acquired by Zimmer, Inc., a subsidiary of Bristol-Meyers Squibb. The Company receives a 10% royalty on all net sales of the Sure-Closure System products through June 30, 2004.

 The Company has filed intent to use applications with the United States Patent and Trademark Office for the following trademarks: Cariel, Piliel, Lipoel and Repel.

                                THE OFFERING(1)

Securities offered........................  1,612,786 shares of Common Stock by the Selling Stockholders. See
                                            "Description of Securities" and "Selling Stockholders and Plan of
                                            Distribution."



   Common Stock outstanding prior to the
    Offering..............................  7,914,820 shares of Common Stock(2)



   Common Stock outstanding subsequent
    to the Offering.......................  8,314,820 shares of Common Stock.(3)



Risk Factors..............................  Investment in the securities offered hereby is speculative and involves
                                            a high degree of risk. See "Risk Factors."



NASDAQ National Market Symbol:
 Common Stock.............................  CHAI

---------
(1) The Company will, in the future, be filing a separate post-effective amendment on Form S-3 to previously filed registration statements relating to (A) securities registered under the Securities Act pursuant to Registration Statement No. 33-94008 and not yet issued or sold consisting of (i) 1,150,000 shares of Common Stock and Redeemable Class B Warrants (the "Class B Warrants") issuable upon exercise of the Redeemable Class A Warrants (the "Class A Warrants") issued in the Company's initial public offering which was declared effective by the Securities and Exchange Commission (the "Commission") in September 1992 (the "IPO"); (ii) 2,300,000 shares of Common Stock issuable upon exercise of the Class B Warrants (which Class B Warrants were either issued in the IPO or are issuable upon exercise of Class A Warrants issued in the IPO); and (iii) approximately 463,123 shares of Common Stock, approximately 109,890 Class A Warrants and 219,780 Class B Warrants underlying the unit purchase option issued to the underwriter in the IPO, which unit purchase option is exercisable into approximately 109,890 Units (each consisting of one share of Common Stock, one Class A Warrant, which is convertible into one share of Common Stock and one Class B Warrant, and one Class B Warrant, which is convertible into one share of Common Stock) and (B) securities registered under the Securities Act pursuant to Registration Statement No. 33-64908 and not yet issued or sold consisting of 500,000 shares of Common Stock and Class B Warrants issuable upon exercise of the Class A Warrants issued in the Company's offering which was declared effective by the Commission in July 1993 (the "Second Offering") and 500,000 shares of Common Stock issuable upon exercise of the Class B Warrants which are issuable upon exercise of the Class A Warrants issued in the Second Offering.
(2) Does not include any shares of Common Stock issuable upon the exercise of any currently outstanding options or warrants.
(3) Assumes the exercise of all securities held by Selling Stockholders exercisable into shares of Common Stock. Does not include any shares of Common Stock issuable upon the exercise of currently outstanding options or warrants which are not held by Selling Stockholders. There is no assurance that any or all of such securities will ever be exercised. See "Selling Stockholders and Plan of Distribution."

                                  RISK FACTORS

   An investment in the securities offered hereby involves a high degree of risk. In addition to the other information in this Prospectus and the information incorporated herein by reference, the following risk factors should be considered carefully by potential purchasers in evaluating an investment in the securities offered hereby.

RISK THAT TECHNOLOGIES OR PROPOSED PRODUCTS WILL NEVER BE SUCCESSFULLY DEVELOPED

   The Company's technologies and proposed products are still under development and are subject to the risks of failure inherent in the development of new technologies and products based on new technologies. The Company currently has no products approved for commercial use and has not yet generated revenues from the commercialization of products based on its technologies (other than its former product, the Sure-Closure System). The Company's new technologies and proposed products will require significant further research, development and testing, including extensive clinical testing and regulatory approval, prior to commercial use. Unsuccessful results from clinical trials of the Company's proposed products or adverse findings with respect to these products could adversely affect some or all of the Company's proposed products. No assurance can be given that such proposed products will prove to be safe, efficacious and non-toxic, receive requisite regulatory approvals, demonstrate substantial therapeutic benefit, be commercialized on a timely basis, experience no design or manufacturing problems, be manufactured on a large scale, be economical to market, be accepted by the marketplace, or generate sufficient revenues to support future research and development programs. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

RISKS ASSOCIATED WITH UNCERTAINTIES OF CLINICAL TRIALS

   The Company is required to obtain approval from the United States Food and Drug Administration ("FDA") prior to marketing its proposed therapeutic products in the United States and the approval of foreign regulatory authorities to commercialize its proposed products in other countries. To obtain such approvals, the Company is required to prove the safety and efficacy of its proposed products through extensive preclinical studies and clinical trials. The Company is in various stages of such testing. The completion of any of the Company's clinical trials is dependent upon many factors including the rate of patient enrollment and the heterogeneity of the patients and indications to be treated. Delays in patient enrollment, as well as the heterogeneity of patients and indications to be treated, may result in increased trial costs and delays in FDA submissions, which could have a material adverse effect on the Company.

   A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Although the Company has obtained favorable results to date in preclinical studies and clinical trials of certain of its proposed products, such results may not be predictive of results that will ultimately be obtained in or throughout such preclinical studies and clinical trials. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its clinical trials, that the clinical trials of its proposed products will be completed at all, that such testing will ultimately demonstrate the safety or efficacy of such proposed products or that any proposed products will receive regulatory approval on a timely basis, if at all. If any such problems occur, the Company could be materially and adversely affected.

CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; LOSS ON SALE OR MERGER

   Although the Company believes that available cash will be sufficient to meet its cash requirements for approximately the next 24 months, there can be no assurance that the Company will not require additional financing during that time or that financing will be available on acceptable terms or at all. Following such 24 month period, the Company will be required to raise substantial additional funds to continue to conduct necessary research and development, preclinical studies and clinical trials, to commercialize its proposed products, and to fund the growth that is expected to occur if any of its proposed products are approved for marketing. The Company plans to seek such additional funding through collaborative arrangements with strategic partners, licensing arrangements for certain of its proposed products, and additional public or private financings, including equity financings. Any additional equity financings may be dilutive to stockholders, including purchasers of the securities offered hereby. There can be no assurance that such arrangements or financings will be available as needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its research and development programs and manufacturing and marketing efforts, or require it to license to third parties certain products or technologies that the Company would otherwise seek to commercialize itself. If the Company is not able to raise additional funds as needed to continue its research and development programs and for its intended manufacturing and marketing efforts, it may become necessary for the Company to attempt to be merged or sold in whole or in part with or to another entity. There can be no assurance that such a sale or merger would be available, but if it were, the proceeds to the Company or its stockholders from such a sale or merger could be substantially less than the amount invested by stockholders in the Company, resulting in significant losses to the stockholders on their investment in the Company's securities.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

   The Company has a limited history of operations that, to date, has consisted primarily of research, development and testing of its technologies and the commercialization of the Sure-Closure System. With the exception of the third quarter of 1994, when the gain on the sale of the Sure-Closure System was realized, the Company has incurred significant net losses from its inception. The Company experienced net losses of $6,916,536, $3,398,867, and $2,797,296 for the years ended December 31, 1993, 1994 and 1995, respectively. At September 30, 1996, the Company had an accumulated deficit of $18,852,632 which has increased since that date. The Company continues to expend substantial financial and other resources on (i) research, development and testing of its in-situ tissue culturing technology and proposed products utilizing this technology; (ii) research, development and testing of its polymer technology and proposed products utilizing this technology; (iii) research, development and testing of other proposed products; and (iv) general and administrative expenses. The Company expects to incur additional losses as its research, development and preclinical studies and clinical trials continue to expand. The Company's ability to achieve a profitable level of operations is dependent on successfully completing the development of its proposed products, obtaining required regulatory approvals, and manufacturing and selling its proposed products. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, is uncertain. There can be no assurance that the Company will achieve or sustain a profitable level of operations.

NO ASSURANCE OF REGULATORY APPROVALS; POTENTIAL DELAYS

   The Company's proposed products will be subject to regulation by the FDA and comparable agencies in foreign countries. The regulatory approval process often takes a number of years and requires the expenditure of substantial funds. In the United States, the FDA enforces, where applicable, development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, recordkeeping and reporting requirements for new drugs, medical devices, biologics and cosmetics. In addition, there can be no assurance that government regulations applicable to the Company's products or the interpretation of those regulations will not change and thereby prevent the Company from marketing some or all of its products temporarily or permanently. There can be no assurance that any proposed products that may be developed by the Company will be able to satisfy the current requirements and regulations of the FDA or comparable foreign agencies. There can be no assurance that the Company's proposed products will ever obtain the regulatory clearance or approval required for marketing. Products currently being developed utilizing the in-situ tissue culturing technology will likely be regulated as new drugs or biologic products, each of which faces a substantially more burdensome regulatory approval process than that applicable to most medical devices. Products utilizing the Company's polymer technology are likely to be regulated by the FDA as medical devices.

   Whether or not FDA approval has been obtained, approval of a drug by comparable regulatory authorities in other countries must be obtained prior to marketing the product in those countries. The approval process varies by country and the time required may be longer or shorter than that required for FDA approval. Approval of a drug for sale in one country does not ensure approval in other countries. The results of Phase I or Phase II studies are not necessarily indicative of the efficacy or safety of a drug candidate for human therapeutic use. There can be no assurance that clinical testing will provide evidence of safety and efficacy in humans or that regulatory approvals will be granted for any of the Company's products. Manufacturers of therapeutic products are required to obtain FDA approval of their manufacturing facilities and processes, to adhere to applicable standards for manufacturing practices and to engage in extensive recordkeeping and reporting. Failures to obtain or delays in obtaining regulatory approvals would adversely affect the manufacturing and marketing of the Company's products, the Company's financial position and the Company's revenues or royalties. When and if approvals are granted, the Company, the approved drug, the manufacture of such drug and the facilities in which such drug is manufactured are subject to ongoing regulatory review. Subsequent discovery of previously unknown problems may result in restriction on a product's use or withdrawal of the product from the market. Adverse government regulation that might arise from future legislative or administrative action, particularly as it relates to healthcare reform and product pricing, cannot be predicted.

PATENTS AND PROPRIETARY RIGHTS; NO ASSURANCE OF ENFORCEABILITY OR SIGNIFICANT COMPETITIVE ADVANTAGE

   The Company's success will depend heavily on its ability to obtain and retain patent protection for its in-situ tissue culturing technology, its polymer technology, and any proposed products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company owns one United States patent and four pending United States patent applications relating to its in-situ tissue culturing technology and owns two United States patents, one Canadian patent and two Israeli patents relating to its polymer technology. In addition, the Company has filed for patents in a number of countries and intends to file additional patent applications in other countries. There can be no assurance that the claims in the pending patent applications will issue as patents, that any issued patents will provide the Company with significant competitive advantages, that challenges will not be instituted against the validity or enforceability of any patent owned by the Company, or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of a patent can be substantial. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate the Company's technologies or design around the patented aspects of the Company's technologies. The Company could incur substantial costs in proceedings before the United States Patent Office, including interference proceedings. The proceedings could also result in adverse decisions as to the patentability of the Company's licensed or assigned inventions. Further, there can be no assurance that the Company will not infringe upon prior or future patents owned by others, that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company, or that such licenses will be available to the Company, if at all, on terms acceptable to the Company. Moreover, there can be no assurance that any patent issued to or licensed by the Company will not be infringed by others. Lastly, there can be no assurance that third parties will not bring suits against the Company for patent infringement or for declaratory judgment to have the patents owned or licensed by the Company declared invalid. While obtaining patents is deemed important by the Company, patents are not considered essential to the success of its business. However, if further patents do not issue from present or future patent applications, the Company may be subject to greater competition. The Company also relies on trade secrets and other unpatented proprietary technology to protect its innovations. There can be no assurance that the Company can meaningfully protect its rights in such unpatented technology, that others will not independently develop substantially equivalent or superior products and processes or otherwise gain access to the Company's technologies, that trade secrets will be established or that secrecy obligations will be honored. To the extent that consultants, key employees, third parties involved in the Company's projects or others independently develop technological information, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of the Company.

   The Company seeks to protect its trade secrets and proprietary know-how, in part, through confidentiality agreements with its employees, consultants, advisors, collaborators and others. There can be no assurance that these agreements will not be violated by the other parties, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. The Company has relationships with a number of consultants who are employed by organizations other than the Company. These persons may have consulting, employment or advisory arrangements with other entities that may conflict or compete with their obligations to the Company. Consultants generally sign agreements that provide for confidentiality of the Company's proprietary information and results of studies. There can be no assurance, however, that the Company will, in connection with every relationship, be able to maintain the confidentiality of the Company's technology, dissemination of which could have a materially adverse effect on the Company's business. To the extent that the Company's scientific consultants develop inventions or processes independently that may be applicable to the Company's proposed products, disputes may arise as to the ownership of the proprietary rights to such information. Such inventions or processes will not necessarily become the property of the Company, but may remain the property of such persons or their full-time employers. The Company could be required to make payments to the owners of such inventions or processes, either in the form of cash, equity or a combination thereof. In addition, protracted and costly litigation may be necessary to enforce and determine the scope and validity of the Company's proprietary rights.

POTENTIAL DEPENDENCE ON REIMBURSEMENT

   Successful commercialization of the Company's proposed products may depend in part on the availability of adequate reimbursement from third-party health care payors such as Medicare, Medicaid, and private insurance plans. Reimbursement matters include both coverage issues and payment issues. Questions of coverage raise the issue of whether a product will be paid for at all and under what circumstances. Questions of payment relate to the amount or level of payment. Reimbursement policies vary among payors and may depend on the setting in which a product is used.

   There are numerous governmental third-party payors. Medicare is a federally funded health insurance for persons age 65 or older, who have end stage renal disease, or otherwise qualify by virtue of a disability. Medicare is the largest single health insurance program in the United States. Medicaid is a joint federal-state welfare program to provide health services to the indigent. The Department of Veterans Affairs provides a variety of medical services to veterans both directly and through arrangements with private health care providers. The Civilian Health and Medical Program for the Uniformed Services pays for care and services furnished to dependents of members of the armed forces. There are also numerous private health insurance plans, including private nonprofit insurers (e.g., Blue Cross and Blue Shield plans), commercial insurers, and various types of managed care organizations.

   Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that adequate third-party reimbursement will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and payment levels for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and payment levels are not provided by government and third-party payors for the Company's proposed products, the market acceptance of these products would be adversely affected. Failure of the Company's proposed products to be adequately reimbursed by third-party payors could have a material adverse effect on the Company.

UNCERTAIN MARKET ACCEPTANCE OF PROPOSED PRODUCTS OR THE SURE-CLOSURE SYSTEM

   The Company's future growth and profitability will depend, in large part, on the acceptance by the medical community of the Company's proposed products. This acceptance will be substantially dependent on educating the medical community as to the full capabilities, distinctive characteristics, perceived benefits and clinical efficacy of the Company's proposed products. There can be no assurance that the Company's efforts or those of others will be successful or that any of the Company's proposed products will receive the necessary market acceptance. Failure of the Company's proposed products to gain market acceptance would have a material adverse effect on the Company. In addition, part of the Company's future profitability will depend on the acceptance by the medical community of the Sure-Closure System since the Company receives royalties from sales of this product.

RISK OF NOT OBTAINING MANUFACTURING FACILITY AND EXPERIENCED MANUFACTURING PERSONNEL AND/OR ESTABLISHING MANUFACTURING ARRANGEMENTS WITH OTHERS

   The Company believes it currently has contracted for sufficient manufacturing capabilities to allow for production of Cariel, Piliel and Repel in quantities sufficient to support its current clinical programs. The Company intends to seek out contracts to obtain sufficient manufacturing capabilities to allow for production of its other proposed products in quantities sufficient to support its anticipated needs. To be successful, however, the Company must be capable of manufacturing or contracting for the manufacture of its products in commercial quantities, in compliance with regulatory requirements and at acceptable costs. While the Company has pilot scale manufacturing experience, the Company has no experience in large scale commercial manufacturing. The Company may enter into contractual arrangements to manufacture its proposed products at such time, if ever, that such products are successfully developed. There can be no assurance that the Company will be able to enter into any such arrangements on acceptable terms, or at all, or that any manufacturer will be able to meet any demand for such products on a timely basis. The Company may manufacture its proposed products directly at such time, if ever, that such products are successfully developed. The Company has no experience with the direct manufacture of these proposed products although certain of the Company's officers have had experience in similar activities for other companies. The manufacture of these proposed products is complex and difficult, and will require the Company to attract and retain experienced manufacturing personnel and to obtain the use of a manufacturing facility in compliance with FDA and other regulatory requirements. There can be no assurance that experienced personnel can be attracted to or retained by the Company, or that the Company will be able to obtain the financing necessary to manufacture these products directly.

DEPENDENCE UPON SUPPLIERS

   The Company is dependent upon subcontractors to manufacture and deliver certain components of its proposed products in a timely and satisfactory manner. Failure to procure such components or any interruption in the supply of such components could have a materially adverse effect on the Company.

RELIANCE ON ARRANGEMENTS WITH OTHERS; LIMITED MARKETING AND SALES EXPERIENCE

   The Company has limited experience in marketing and sales although certain of the Company's officers have had experience in similar activities for other companies. If any of the Company's proposed products are successfully developed, the Company may rely on joint venture, licensing or collaborative arrangements for marketing and selling such proposed products in certain geographic markets. No agreements have been entered into and there can be no assurance that the Company will be successful in establishing such arrangements, or that its co-venturer, licensee or collaborator in such arrangements will be successful in marketing and selling such products. These arrangements may result in the lack of control by the Company over the marketing and selling of its proposed products. The Company may choose to market and sell such products directly and, to do so, the Company would have to develop a specialized marketing and sales force with technical expertise. There can be no assurance that the Company will be able to build such a marketing or sales force, that the cost of establishing such a marketing or sales force will not exceed any product revenues, or that the Company's direct sales and marketing efforts will be successful. In addition, the Company will compete with many other companies that currently have extensive and well-funded marketing and sales operations.

RISK OF TERMINATION OF, OR LOSS OF RIGHTS TO, TECHNOLOGIES UNDER AGREEMENTS WITH OTHERS

   The Company has acquired the rights to its technologies pursuant to agreements with research institutions. Such agreements contain provisions requiring the Company, among other things, to develop, commercialize and/or market products, to achieve minimum sales and/or income levels within certain periods of time, to meet minimum funding requirements and to make royalty payments in order to maintain the patents and other rights granted thereunder. In addition, the patents and proprietary rights revert to the grantor on certain dates and/or upon the occurrence of certain conditions. In the event that certain patents and proprietary rights were to revert to the grantor, the Company would be materially adversely affected.

DEPENDENCE UPON THIRD PARTIES FOR CLINICAL DEVELOPMENT OF PROPOSED PRODUCTS

   The Company may enter into strategic alliances for the clinical development of certain of its proposed products. There can be no assurance that the Company will be successful in obtaining satisfactory agreements with strategic partners. In addition, there can be no assurance that the interests and motivations of any strategic partner would be or remain consistent with those of the Company or that such partner would successfully perform its obligations.

COMPETITION AND TECHNOLOGICAL OBSOLESCENCE

   The Company is engaged in rapidly evolving and highly competitive fields. Competition from biotechnology companies, medical device manufacturers, pharmaceutical and chemical companies and other competitors is intense. Many of these companies have substantially greater capital resources, research and development staffs, facilities, and experience in obtaining regulatory approvals than the Company as well as substantially more experience than the Company in the manufacturing, marketing, and sale of products. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. In addition, recently developed technologies or technologies that may be developed in the future are, or may be, the basis for competitive products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective and/or less costly than those being developed by the Company thereby rendering the Company's technologies not competitive or obsolete. The Company's proposed products may become obsolete before the Company can obtain approval to market them or before it can recoup related research and development or commercialization expenses. Competitors may also be more successful than the Company in production and marketing.

   The Company believes that its competitive position will be based on its ability to create and maintain scientifically advanced technology and proprietary products, obtain required government approvals on a timely basis, develop and manufacture its proposed products on a cost-effective basis and successfully market its products. There can be no assurance that the Company's proposed products under development will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere.

UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES

   Congress recently has considered several Medicare reform proposals that could significantly affect the amount of payment for pharmaceutical products, including the Company's proposed products. For example, Congressional proposals would implement a prospective payment system for home health services. If enacted, such proposals could create cost pressures similar to those in Diagnostic Related Group--based payments for inpatient hospital services.

   Pending legislative proposals would also replace the current Medicaid program with a "MediGrant" program involving federal block grants to states. If such legislation were enacted, it could reduce Medicaid payments for the Company's proposed products. It is uncertain what legislative proposals will be enacted or what actions federal, state, or private payors may take in response to any health reform legislation. The Company cannot predict the effect health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company.

ANTI-KICKBACK AND FRAUD AND ABUSE LAWS

   Several types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These include anti-kickback statutes and consumer protection laws prohibiting unfair or deceptive trade practices.

   The federal Medicare/Medicaid anti-kickback statute prohibits persons from knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing or ordering any service or item payable under Medicare, Medicaid, or certain other federally funded state health care programs. These provisions have been broadly interpreted to apply to certain relationships between manufacturers, prescribers, purchasers of manufacturers' products, and parties, such as pharmacies, in a position to refer or recommend purchases.

   There are five statutory exceptions to the basic prohibition against kickbacks. Such protected practices include properly disclosed discounts or other reductions in price, payments to bona fide employees, payments to group purchasing organizations, waivers of coinsurance for Medicare Part B services for certain individuals who qualify for certain Public Health Service programs, and payment practices set forth in regulations defining conduct that will not be subject to enforcement (i.e., the "safe harbors"). The federal safe harbor regulations contain further refinements of the statutory exceptions, and also contain safe harbors for, among other things, warranties, personal services contracts, and reductions in prices to health plans by contract health care providers. Although failure to satisfy all of the criteria for a particular safe harbor does not necessarily mean that an arrangement is unlawful, practices that involve remuneration intended to induce prohibited purchases or recommendations may be subject to scrutiny if they do not qualify for the safe harbor. The Company's practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

   Several states also have statutes or regulations similar to the federal Medicare/Medicaid anti-kickback statute, including some laws which apply regardless of whether payment for the services in question may be made under Medicare, Medicaid, or state health programs. A number of states also have recently sought to regulate pharmaceutical promotion--and particularly manufacturer-sponsored incentives to promote the utilization of their products-- through state consumer protection statutes.

   Because of the breadth of these statutes, it is possible that some of the Company's business activities could be subject to challenge under one or more of such laws.

RISK OF USING HAZARDOUS MATERIALS

   Medical and biopharmaceutical research and development involves the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that all of its current contractors comply and future contractors will comply with safety procedures for handling and disposing of such materials under the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from those materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environment control facilities in the near-term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, or any assurance that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws, rules, regulations or policies.

DEPENDENCE UPON ATTRACTION AND RETENTION OF KEY PERSONNEL AND CONSULTANTS

   The Company is dependent upon a limited number of key management, scientific and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company. In addition, the Company relies upon consultants and advisors to assist the Company in formulating its research and development strategies, testing and manufacturing-related issues. All of the Company's consultants and advisors are employed outside the Company and may have commitments or consulting or advisory contracts with other entities.

RISK OF PRODUCT LIABILITY CLAIMS; INSURANCE

   The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's proposed products in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks also exist with respect to the Company's proposed products, if any, that receive regulatory approval for commercial sales. The Company currently has limited product liability insurance coverage for the use of Cariel, Piliel, Repel and Scar Care in clinical trials. The Company does not have product liability insurance for the clinical trials of other proposed products or for the commercial sale of any of its proposed products, although it intends to obtain such coverage if and when its products are commercialized. However, there can be no assurance that the Company will be able to obtain additional insurance coverage at acceptable costs, if at all, or be able to maintain the current level of insurance. Further, there can be no assurance that a product liability claim would not materially adversely affect the Company. A product liability or other judgment against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company.

RISK INHERENT IN INTERNATIONAL SALES AND OPERATIONS

   The Company intends to sell its proposed products outside of the United States, as well as domestically. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the imposition of governmental controls, regulation of medical devices and other medical products, export license requirements, political instability, trade restrictions, changes in tariffs, exchange rate fluctuations and difficulties in managing international operations.

ANTI-TAKEOVER PROVISIONS

   The Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") authorizes the issuance of a maximum of 5,000,000 shares of preferred stock ("Preferred Stock") on terms that may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock could adversely affect the rights of holders of the Common Stock. No Preferred Stock has been issued to date and the Company has no current plans to issue Preferred Stock. The issuance of Preferred Stock could make the possible takeover of the Company more difficult or otherwise dilute the rights of holders of the Common Stock and the market price of the Common Stock. In addition, the Company is subject to Delaware General Corporation Law provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control.

SHARES ELIGIBLE FOR FUTURE SALE; OUTSTANDING WARRANTS AND OPTIONS; REGISTRATION RIGHTS

   Of the Company's 7,914,820 shares of Common Stock currently outstanding, 3,020,658 shares are "restricted securities," as defined in Rule 144 of the Securities Act. Of the 3,020,658 "restricted securities," 1,212,786 shares are being registered for resale in the Offering and all 3,020,658 shares of Common Stock are or will be eligible for sale under Rule 144. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. Any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect on the market price of the Common Stock. 1,133,851 shares of Common Stock issuable upon exercise of stock options have been registered on a registration statement on Form S-8.

   The Company has outstanding (i) Class A Warrants and Class B Warrants which could result in the issuance of 4,768,059 additional shares of Common Stock,
(ii) 775,000 shares of Common Stock issuable upon exercise of options which have been granted under the Company's Option Plan (the "Plan"), and (iii) 558,851 shares of Common Stock issuable upon exercise of currently outstanding options granted outside the Plan, of which 200,000 shares of Common Stock issuable upon exercise of such options are being registered in the Offering. In connection with the Company's IPO the Company issued Unit Purchase Options ("UPO") to the underwriter of the IPO which UPO's are convertible into 463,123 shares of Common Stock, 109,890 Class A Warrants and 219,780 Class B Warrants. In connection with a recent public offering (the "Third Offering"), the Company sold to Wedbush Morgan Securities, Inc. a warrant the ("Wedbush Warrant") to purchase 200,000 shares of Common Stock. Such warrant is exercisable for a period of five years, commencing May 3, 1997 and has an exercise price of $7.95 per share. The Common Stock underlying the Wedbush Warrant is being registered for resale in the Offering, and the Company also intends to register the Common Stock underlying the UPOs for resale. The foregoing options and warrants are likely to be exercised at a time when the Company might be able to obtain additional equity capital on more favorable terms. In addition, to the extent they are exercised, they will decrease the percentage of the Company owned by the Company's stockholders. While these options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain additional capital. The Company cannot predict the effect, if any, that market sales of Common Stock, the exercise of options or warrants or the availability of such Common Stock for sale will have on the market price prevailing from time to time. In addition, if the exercise price of options or warrants are adjusted downward, such options or warrants may be exercised sooner than otherwise with a resulting increase in the number of shares of Common Stock available for sale on the market.

POSSIBLE VOLATILITY OF STOCK PRICE

   The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, shortfalls in revenue or earnings from levels expected by securities analysts, announcements of technological innovations or new products by the Company or its competitors, governmental regulations, developments with respect to patents or proprietary rights, litigation, public concern as to the safety of products developed by the Company or others and general market conditions may have a significant adverse effect on the market price of the Common Stock. Between the date of the IPO and the date of this Prospectus, the Common Stock has traded at per share prices between $1.50 and $11.38. There can be no assurance that this high level of volatility will not persist in the future.

RISK OF NO DIVIDENDS
   The Company has never declared or paid any cash dividends on the Common Stock. There is a risk that the Company may never declare or pay any dividends on the Common Stock.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                        DESCRIPTION OF THE COMMON STOCK

   The Company has authorized 23,750,000 shares of Common Stock, par value $.001 per share. Immediately prior to the Offering, there were 7,914,820 shares of Common Stock outstanding. The holders of the Common Stock are entitled to one vote per share with respect to all matters on which holders of the Common Stock are entitled to vote.

   Holders of the Common Stock have the right to dividends from funds legally available therefor, when, as and if declared by the Board of Directors, are entitled to share ratably in all of the assets of the Company available for distribution to holders of shares of Common Stock and do not have preemptive, subscription, or conversion rights. There are no redemption or sinking fund provisions for the benefit of the Common Stock in the Restated Certificate of Incorporation. All outstanding shares of Common Stock are, and those shares of Common Stock offered hereby issuable upon exercise of options or warrants will be, validly issued, fully paid and non-assessable.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

   The Shares may be offered by the Selling Stockholder from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions (including, without limitation, equity security exchanges), through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Shares and/or as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Sales of the Shares by the Selling Stockholders, or even the potential of such sales, could have an adverse effect on the market price of the Common Stock. There can be no assurance that Selling Stockholders will be able to sell some or all of the Shares listed for sale herein.

   The following table sets forth certain information with respect to the Selling Stockholders for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares. There are no material relationships between any of the Selling Stockholders and the Company except as otherwise indicated. Beneficial ownership of the Shares by each Selling Stockholder after the sale will depend on the number of Shares sold by each Selling Stockholder. The Shares offered by the Selling Stockholders are not being underwritten.




                                                                                         Beneficial Ownership After Offering
                              Beneficial Ownership Prior to Offering                              if Maximum is Sold
                              --------------------------------------       Maximum                ------------------
Name of                                                                  Amount to be
Selling Stockholder                  Amount                Percent           Sold              Amount               Percent
------------------                   ------                -------           ----              ------               -------

Harold C. Baldauf                        363,636                   4.2%       363,636                    0                   0%
Marathon Investments LLC                 545,455                   6.3%       545,455                    0                   0%
Thieme Consulting, Inc.                   20,000                      *        20,000                    0                   0%
Irwin M. Rosenthal(1)                    795,825(2)(3)             9.2%        67,804              728,021(2)(3)           8.4%
Miriam Gold(4)                           109,919                   1.3%        53,669               56,250                    *
Dr. Herbert Moskowitz(1)               1,215,157(3)(5)            14.0%       140,000            1,075,157(3)(5)          12.4%
Walworth Financial Ser-                   22,222                      *        22,222                    0                   0%
   vices, Inc. Defined
   Benefit Trust(6)

                                                                                         Beneficial Ownership After Offering
                              Beneficial Ownership Prior to Offering                              if Maximum is Sold
                              --------------------------------------       Maximum                ------------------
Name of                                                                  Amount to be
Selling Stockholder                  Amount                Percent           Sold              Amount               Percent
------------------                   ------                -------           ----              ------               -------
Wedbush Morgan                      200,000(7)               2.3%           200,000                0                   0%
 Securities, Inc.
Dimotech(8)                         100,000(9)               1.2%           100,000                0                   0%
Ella Lindenbaum(10)                  50,000(9)                  *            50,000                0                   0%
Bernard Hirshowitz(10)               25,000(9)                  *            25,000                0                   0%
Yaron Har-shai(10)                   25,000(9)                  *            25,000                0                   0%

________________
*    Less than 1%.
(1)  Is a director of the Company.
(2) Includes 50,000 shares of Common Stock issuable upon exercise of an option which is currently exercisable.
(3) Dr. Moskowitz and Mr. Rosenthal are each officers, directors and principal stockholders of Magar Inc. (a private investment firm which from September 1992 to December 1994 provided management consulting services to the Company) and own approximately 47% and 16.5%, respectively, of the outstanding stock of such corporation. As such, these individuals may be considered to beneficially own, and to have shared investment and voting power with respect to, all 677,500 shares of Common Stock owned by Magar Inc. Information relating to shares owned by each of these individuals assumes that each beneficially owns all shares of Common Stock owned of record by Magar Inc. 410,000 shares of Common Stock owned by Magar, Inc. are pledged by Magar, Inc. to a bank as security for a loan to Magar Inc. Magar Inc. has the sole right to vote such shares, unless there is an event of default under the loan. In the event of a default by Magar Inc., the bank would have the right to dispose of the shares.
(4) Is married to Joel Gold, a director of the Company. Excludes 50,000 shares of Common Stock issuable upon exercise of options granted to Mr. Gold which are currently exercisable as to which shares of Common Stock Ms. Gold disclaims beneficial ownership.
(5) Includes shares of Common Stock issuable upon exercise of 49,110 Class A Warrants and 49,110 Class B Warrants, and 49,100 Class B Warrants issuable upon exercise of the Class A Warrants which may be exercised at any time up to September 22, 1998 into an additional 157,860 shares of Common Stock. Also includes 150,000 shares of Common Stock issuable upon exercise of an option which is currently exercisable.
(6)  Is controlled by Mr. Edward Celano, a director of the Company.
(7) Issuable upon exercise of the Wedbush Warrants which become exercisable in May 1997, which warrants have an exercise price of $7.95 per share.
(8) Is a wholly-owned subsidiary of Technion Research & Development Foundation Ltd., from which the Company acquired certain of its technology.
(9) Issuable upon exercise of options, which options have an exercise price of $9.12 per share.
(10) Is a Research Consultant to the Company.
   All expenses of this registration will be borne by the Company.

                                 LEGAL MATTERS

   Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New York. Irwin M. Rosenthal, a partner of Rubin Baum Levin Constant & Friedman is a stockholder and a Director of the Company and is the beneficial owner of 795,825 shares of Common Stock of the Company, of which 677,500 shares of Common Stock are owned of record by Magar, Inc. Other attorneys associated with Rubin Baum Levin Constant & Friedman own less than one percent of the Common Stock.

                                    EXPERTS
   The financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                TABLE OF CONTENTS
                                                Page
                                                ----
Available Information..........................   2
Documents Incorporated by Reference............   2
Prospectus Summary.............................   3
Risk Factors...................................   6
Use of Proceeds................................  14
Description of The Common Stock................  14
Selling Stockholders and Plan of Distribution..  14
Legal Matters..................................  15
Experts........................................  15


                                 LIFE MEDICAL
                                SCIENCES, INC.

                       1,612,786 SHARES OF COMMON STOCK


                         -----------------------------

                                  PROSPECTUS

                         -----------------------------



                               __________, 1997

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.


SEC Registration...........................   $ 3,191.37
Printing and Engraving*....................   $10,000.00
Legal Fees and Expenses*...................   $25,000.00
Accounting Fees*...........................   $ 5,000.00
Miscellaneous*.............................   $ 6,808.63
      Total................................   $50,000.00
                                              ==========
-----------
*    Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), Article TENTH of the Registrant's Restated Certificate of Incorporation, as amended (Exhibit 3.1 and 3.1(a)), Article VIII of the Registrant's By-Laws (Exhibit 3.2) and the Indemnification Agreements entered into with certain of the Registrant's directors and officers (Exhibit 10.5).

   Section 145 of the DGCL generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed in or not opposed to the best interests of the corporation, and with, respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Registrant to indemnify any such person.

   Article TENTH of the Restated Certificate of Incorporation of the Registrant, provides generally for mandatory indemnification of the directors and officers of the Registrant to the fullest extent permitted under the DGCL and permits indemnification for all other persons whom the Registrant is empowered to indemnify under the DGCL.

   Pursuant to Article VIII of the Registrant's By-Laws, the Registrant may indemnify, to the fullest extent permitted by the DGCL, any person, including officers and directors, with regard to any action or proceeding.

   The Registrant has entered into an indemnification agreement with certain of its directors and officers. Such agreement provides that the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer of the Registrant other than an action initiated by a director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

   Under such indemnification agreement, the entitlement of a director or officer to indemnification is determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by the stockholders or the Registrant, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the indemnification agreement is conclusively presumed to have met the applicable statutory standard of conduct unless the Registrant's Board of Directors, stockholders or independent legal counsel determine that the relevant standard has not been met. If a change of control of the Registrant has occurred, the entitlement of such director or officer to indemnification is determined by independent counsel selected by such director or officer, unless such director or officer requests that either the Board of Directors or the stockholders make such determination. The Company currently has $2,000,000 of Director and Officer liability insurance.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 17. "Undertakings."

ITEM 16. EXHIBITS.

    (a) Exhibits

 3.1 Restated Certificate of Incorporation of Registrant, filed December 26, 1991, as amended.(1)

 3.1(a) Amendment to Restated Certificate of Incorporation, dated August 21,
        1992.(1)

 3.2    By-Laws of Registrant.(1)

 5.1    Opinion of Rubin Baum Levin Constant & Friedman regarding legality.*

10.1    Amended and Restated 1992 Stock Option Plan of Registrant.(2)

10.2 Agreement, dated June 14, 1991, between Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem ("Yissum").(1)

10.3 Lease and Lease Agreement, dated as of May 27, 1992, between Registrant and Carnegie 214 Associates Limited Partnership (the "Lease").(1)

10.4 Letter, dated July 21, 1992, relating to the commencement date of the Lease.(1)

10.5 Form of Indemnification Agreement entered into between Registrant and certain officers and directors of Registrant.(2)

10.6 Agreement, dated June 1991, between Registrant and the Technion Research and Development Foundation, Ltd. (the "Technion") as assigned by the Technion to Dimotech Ltd.(1)

10.7 Agreement, dated as of April 14, 1992, between Registrant and Mr. Joel Gold.(1)(3)

10.8 Assignment of rights relating to a patent on wound dressing to Registrant by Dimotech.(4)

10.9 Assignment of certain rights relating to the polymer technology to Registrant by Yissum.(4)

10.10 Supplemental Assignment of rights relating to the in-situ tissue culturing technology to Registrant by the Technion.(5)

 10.11  Form of Non-Qualified Stock Option Agreement.(3)(5)

 10.12  Form of Incentive Stock Option Agreement.(3)(5)

 10.13 Asset Purchase Agreement between Registrant and MedChem Products, Inc. dated as of July 29, 1994.(6)

 10.14 Stock Option Agreement, dated October 26, 1994, between Registrant and Edward J. Quilty.(3)(7)

 10.15 Underwriting Agreement between Registrant and D.H. Blair Investment Banking Corp.(8)

 10.16 Unit Purchase Option between Registrant and D.H. Blair Investment Banking Corp.(8)

 10.17 Amendment, dated October 28, 1993, to Lease and Lease Agreement, dated as of May 27, 1992, between Registrant and Carnegie 214 Associates Limited Partnership.(8)

 10.18 Estoppel Certificate, dated December 22, 1993, to Amendment to lease, dated October 28, 1993, for lender to leased premises, State Mutual Life Assurance Company of America.(8)

 10.19 Agreement, dated as of February 3, 1994, between Registrant and Dimotech Ltd.(8)

 10.20 Warrant Agreement among Registrant, D. H. Blair Investment Banking Corp. and American Stock Transfer & Trust Company including forms of Class A and Class B Warrants.(8)

 10.21 Warrant Agreement among Registrant and American Stock Transfer and Trust Company.(8)

 10.22  Agreement, dated as of February 1994, between Registrant and Yissum.(8)

 10.23 M/A Agreement, dated September 22, 1992, between Registrant and D. H. Blair Investment Banking Corp.(8)

 10.24 Stock Option Agreement, dated as of December 13, 1993, between Registrant and Dimotech, Ltd.(8)

 10.25 Employment Agreement dated June 12, 1995 between Registrant and Dr. Eli Pines.(9)

 10.26  Employment Agreement dated June 12, 1995 between Registrant and Donald
        W. Fallon.(10)

 10.27 Amendment No. 2 dated as of January 1, 1996 to the Agreement between the Registrant and Yissum.(2)

 10.28  Agreement dated July 16, 1995 between the Registrant and Dimotech.(2)

 10.29 Amendment No. 2 dated February 11, 1996 to the Agreement between the Registrant and Dimotech.(2)

 10.30 Option Agreement dated March 21, 1995 between Registrant and Herbert Moskowitz.(2)

 10.31 Option Agreement dated March 21, 1995 between Registrant and Irwin Rosenthal.(2)

 10.32 Assignment of rights relating to a patent for treatment of Keloid and Hyetropic scars to Registrant from Dimotech.(2)

 10.33 Form of Registration Rights Agreement between Registrant and each of Irwin Rosenthal, Herbert Moskowitz and Miriam Gold.(2)

 10.34 Subscription Agreement dated April 23, 1995 between Registrant and Marathon Investment, LLC.(2)

 10.35 Subscription Agreement dated April 23, 1995, between Registrant and Harold C. Baldauf.(2)

 10.36 Form of Warrant Agreement between Registrant and Wedbush Morgan Securities(2)

 10.37 Employment Agreement dated May 29, 1996 between Registrant and Robert P. Hickey.(11)

 10.38 Employment Agreement dated May 30, 1996 between Registrant and Dr. Herbert Moskowitz.(11)

 10.39 Lease Agreement dated August 13, 1996 between Registrant and Metro Four Associates, LP, 8th Floor of 379 Thornall Street.(12)

 10.40 Sublease Agreement dated July 13, 1996 between Registrant and Palatin Technologies, Inc.(12)

 10.41 Option Agreement dated June 12, 1995 between Registrant and Eli Pines, Ph.D.*

 10.42  Option Agreement dated July 17, 1995 between Registrant and Donald
        Fallon.*

 10.43 Option Agreement dated December 29, 1995 between Registrant and Eli Pines, Ph.D.*

 10.44  Option Agreement dated May 29, 1996 between Registrant and Robert
        Hickey.*

 10.45  Option Agreement dated May 29, 1996 between Registrant and Robert
        Hickey.*

 10.46 Option Agreement dated August 6, 1996 between Registrant and Donald Fallon.*

 10.47 Option Agreement dated August 6, 1996 between Registrant and Donald Fallon.*

 10.48 Option Agreement dated August 15, 1996 between Registrant and Walter Maupay.*

  23.1  Consent of Rubin Baum Levin Constant & Friedman (included in Exhibit
        5.1).*

  23.2  Consent of Richard A. Eisner & Company, LLP.*
  24.1  Power of Attorney (included on signature page hereto).

*    Filed herewith.

___________
(1) Incorporated by reference to the Registrant's Registration Statement on Form S-l (File No. 33-94008) declared effective on September 22, 1992.
(2) Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 333-02588) declared effective on May 3, 1996.
(3)  [Intentionally left blank].
(4) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1992.
(5) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1993.
(6) Incorporated by reference to the Registrant's report on Form 8-K filed by the Company on August 12, 1994.
(7) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1994.
(8) Incorporated by reference to the Registrant's report in Form 10-K for the year ended December 31, 1994.
(9) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1995.
(10) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1995.
(11) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1996.
(12) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1996.

     (b) Financial Statement Schedules

   All schedules have been omitted because they are not required or not material or because the required information is included in the financial statements included elsewhere herein.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on January 2, 1997.

                              LIFE MEDICAL SCIENCES, INC.
                                 (Registrant)


                              By:         /s/ ROBERT P. HICKEY
                                 --------------------------------------------
                                     President and Chief Executive Officer
                                          (principal executive officer)


                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Herbert Moskowitz and Robert P. Hickey and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated:

        SIGNATURE                           TITLE                         DATE
        ---------                           -----                         ----

/s/  Robert P. Hickey      President, Chief Executive Officer and        January 2, 1997
-------------------------  Director (principal executive officer)
Robert Hickey



/s/  Donald W. Fallon      Vice President and Chief Financial            January 2, 1997
-------------------------  Officer (principal financial and
Donald W. Fallon           accounting officer)



/s/  Herbert Moskowitz     Director                                      January 2, 1997
-------------------------
Herbert Moskowitz



                           Director                                      January 2, 1997
-------------------------
Walter Maupay



/s/  Joel L. Gold          Director                                      January 2, 1997
-------------------------
Joel L. Gold



/s/  Irwin M. Rosenthal    Director                                      January 2, 1997
-------------------------
Irwin M. Rosenthal



/s/  Coy Eklund            Director                                      January 2, 1997
-------------------------
Coy Eklund


/s/  Edward A. Celano      Director                                      January 2, 1997
-------------------------
Edward A. Celano
